Exhibit 99.1

August 30, 2018

Jin Yang

Chief Operating Officer

China Auto Logistics Inc.

Floor 1 FTZ International Auto Mall 86 Tianbao Avenue, Free Trade ZoneZhong Ying Road, Tianjin

Tianjin Province, China, 300461

Dear Mr. Yang

The purpose of this letter is to inform you that Marcum Bernstein & Pinchuk LLP (“we” or “MBP”) has resigned as China Auto Logistics Inc. (the “Company”)’s independent registered public accounting firm, effective immediately.

As you are aware and as disclosed in the Company’s Form 8-K dated April 10, 2018, the Audit Committee of the Company initiated an investigation into certain allegations of related party transactions from a shareholder of the Company. The shareholder alleged that the Company failed to disclose sales to entities owned and controlled by the Company’s former CEO, Tong Shipping, and his wife and former officer and director, Cheng Weihong. To assist with the investigation of the shareholder allegations, (the “Investigation”), the Audit Committee engaged independent counsel. At that time, we communicated to the Audit Committee that, due to information surrounding the ongoing Investigation, MBP would not be able to complete the audit until the Investigation was completed to MBP’s satisfaction.

However, on August 27, 2018, the Company filed a Form 8-K advising that Independent Counsel withdrew from its representation of the Audit Committee with respect to the Investigation. As a result, the Company is unable to provide the information that MBP requires to determine whether the results of the Investigation would either materially impact the fairness or reliability of the Company’s previously issued financial statements, its to-be-issued financial statements, or cause MBP to be unwilling to rely on management's representations or be associated with the Company’s financial statements. Consequently, we have concluded that we are unable to complete the audit and, accordingly, hereby resign.

Sincerely,

CC:

VIA MAIL: SECPSletters@sec.gov.

Office of the Chief Accountant

SECPS Letter File

Securities and Exchange Commission

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York 10001 ● Phone 646.442.4845 ● Fax 646.349.5200 ● marcumbp.com